Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT AND GENERAL RELEASE

This Executive Transition Agreement and General Release (“Agreement”) is made between Advanced Micro Devices, Inc., and its subsidiaries, joint ventures or other affiliates (collectively, “AMD”) and Thomas M. McCoy (“Executive”).

1. Executive Transition. On or as soon as practicable following June 30, 2010, Executive will begin a transition period, which shall conclude on November 5, 2010 (the “Transition Period”). During the Transition Period, Executive must be readily accessible to AMD management and shall perform transition duties as reasonably required by AMD, which may include (without limitation) consultation and guidance regarding AMD business matters, corporate matters, legal matters, personnel matters, customer relations and government affairs (the “Transition Duties”). Provided that Executive performs the Transition Duties in good faith during the Transition Period Executive will remain employed by AMD, Executive will continue to receive his current base salary compensation (less required payroll deductions and withholdings) on AMD’s regular payroll dates, Executive’s stock options and restricted stock units (RSU’s) will continue to vest and Executive will continue to be eligible for health and other insurance benefits. During the Transition Period, Executive will not be required to regularly report to work but AMD will continue to provide Executive with office facilities.

2. Executive Sabbatical. From November 6, 2010 through December 31, 2010 (the “Sabbatical Period”), Executive will take an eight week sabbatical, an employee benefit described in AMD U.S. Human Resources Policy No. 308. During the Sabbatical Period, Executive will remain employed by AMD, Executive will continue to receive his current base salary compensation (less required payroll deductions and withholdings), Executive’s stock options and RSU’s will continue to vest and Executive will continue to be eligible for health and other insurance benefits.

3. Executive Resignation. Executive’s resignation of employment with AMD will become effective December 31, 2010 (“Resignation Date”). On the Resignation Date, AMD will pay Executive’s then unpaid base salary and accrued vacation earned through the Resignation Date (less required payroll deductions and withholdings). Prior to the beginning of the Transition Period, AMD and Executive will mutually agree on the terms of internal AMD and external announcements regarding Executive’s resignation to be distributed concurrently with the disclosure of the Agreement.

4. Performance Bonus. In recognition and acknowledgment of the extraordinary contributions Executive provided to AMD in connection with the AMD vs. Intel antitrust litigation settled in November 2009 and related achievements, and in consideration of Executive’s release/waiver and other obligations as described herein, Executive will receive a performance bonus of $4,000,000.00 (less required payroll deductions and withholdings) (the “Performance Bonus”). Except for the Performance Bonus, Executive will not receive or be eligible for any other incentive or bonus compensation at any time following the commencement of the Transition Period. The Performance Bonus will be paid in a single lump sum as soon as possible, but no later than the later of June 30, 2010 or eight days after execution of this Agreement, provided that the Compensation Committee of the AMD Board of Directors approves the final form of this Agreement, and Executive signs the Agreement within the consideration period described in paragraph 7 below and does not revoke it during the seven day revocation period.

5. Compensation / Benefit Exclusions. Executive specifically acknowledges and agrees that the Agreement does not provide for, and that Executive is ineligible for, any type of compensation or benefit following the beginning of the Transition Period that is not specifically described in Paragraphs 1-4 of this Agreement, including (without limitation) the following: severance compensation or benefits; bonus, profit-sharing or any other type of incentive compensation (including (without limitation) Vice President Long Term Incentive Plan, Corporate Bonus Plan, or Contribution Bonus participation); executive physical benefits; tax preparation or estate planning services; continued participation in any deferred profit sharing programs other than payment of Executive’s benefits accrued under the AMD Deferred Income Account Plan (“DIA”) consistent with the standard terms and conditions of the DIA; any type of additional equity award (including (without limitation) any stock option or RSU award); equity vesting accelerations; equity vesting considerations or extensions that are inconsistent with the standard terms and provisions of the applicable AMD equity incentive plans or policies generally applicable to retiring executives who are age 50 with 15 years of service (including 24 month total post-termination stock option exercise period for vice-presidents or company officers who are over age 50, have 15 years of AMD service and do not leave AMD to work for a competitor); or participation in any stock purchase plan. Executive further specifically acknowledges and agrees that the Agreement does not provide for, and that Executive is ineligible for continued participation in any 401(k) retirement savings or disability insurance plan following the Resignation Date. Following Executive’s Resignation Date, Executive will retain any earned and vested retirement benefits under the DIA and the AMD 401(k) plan and will be eligible for benefit continuation under certain of the AMD health care plans as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”). In the event of Executive’s death or termination of service as a result of disability prior to payment or receipt of the payments and benefits set forth in this Agreement, AMD will pay or deliver, as applicable, to Executive or his estate or legal representative such payments and benefits.

6. Release and Waiver. In return for the Performance Bonus, Executive agrees, on behalf of Executive and all of Executive’s heirs and/or personal representatives, to release AMD, its subsidiaries, affiliates, successors and assigns, and all of their present or former officers, directors, agents, employees, contingent and third-party workers, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs, from any and all claims for relief of any kind, whether known or unknown, that in any way arise out of or relate to Executive’s employment or the conclusion of Executive’s employment with AMD. This release and waiver includes events occurring at any time up to and including the date Executive executes this Agreement, including (without limitation) any and all statutory, contractual, tort or other common law claims, including (without limitation) all claims for wages, bonuses, incentive pay or other compensation. This release and waiver includes all such claims, whether under any applicable United States federal or state laws, ordinances, executive orders or other legal regulations or restrictions, and to the extent permitted by law, including (without limitation) the Age Discrimination in Employment Act, the Civil Rights Acts of 1866 (including Section 1981), the Civil Rights Act of 1964 (including Title VII), the Americans with Disabilities Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Executive Retirement Income Security Act, the Texas Commission on Human Rights Act and the California Fair Employment and Housing Act. Executive understands that this release does not affect Executive’s rights, if any, to vested retirement benefits or COBRA eligibility. Executive also understands that this release does not prevent Executive from filing a charge with or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission; provided, however, that Executive expressly waives and relinquishes any rights Executive might have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the date that Executive signed this Agreement. AMD is currently unaware of any facts upon which to base a lawsuit or claim against Executive, and currently has no intention of filing any lawsuit or claim against Executive. Moreover, Executive will continue to be indemnified for his actions taken while employed by the Company to the same extent as other then-current officers of AMD under the AMD Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between Executive and AMD (or any successor thereto), and Executive will continue to be covered by the AMD directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current officers of AMD, each subject to the requirements of the laws of the State of Delaware.

7. Release of Claims Under the ADEA. Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act. Executive understands that Executive has up to 21 days from the date of Executive’s receipt of this Agreement to consider the terms of the Agreement and understands that if Executive does not accept this Agreement within such period, the Performance Bonus offer is automatically withdrawn. Executive acknowledges that Executive has been advised by AMD to consult with an attorney concerning this Agreement, and that Executive had the opportunity to do so. Executive understands that if Executive signs this Agreement, Executive will have seven days to cancel it if Executive so chooses. Executive may cancel/revoke this Agreement only by delivering written notice of cancellation to:

Harry Wolin

email: harry.wolin@amd.com

If Executive elects to cancel/revoke this Agreement, Executive understands that Executive will not be entitled to receive any of the Performance Bonus. Executive acknowledges that this Agreement is not effective or enforceable until the seven-day period expires without cancellation/revocation.

8. Confidential Information / Nondisclosure / AMD Property. Executive confirms Executive’s continuing obligation not to use or disclose any of AMD’s trade secrets or other confidential or proprietary information at any time. Executive acknowledges that while employed by AMD, Executive may have had access to, acquired and/or assisted in the development of confidential and proprietary information, inventions and trade secrets relating to the present and anticipated business and operations of AMD, including (without limitation) product information, product plans, personnel data regarding employees of AMD, legal or business strategies, and other information of a similar nature not available to the public. Executive agrees to keep confidential and not to disclose or use, either directly or indirectly, such confidential or proprietary information, without the prior written consent of AMD, or until the information otherwise becomes public knowledge. In addition, except with the prior written consent of AMD, Executive agrees that for five years following the Resignation Date he will not author or cooperate in the authorship of any account (regardless of medium or purpose) about or relating to AMD (including (without limitation) AMD business or legal operations, strategies or experiences). Executive also agrees that except with the prior written consent of AMD, to the extent required by law or legal process (see Paragraph 10: Cooperation) and/or as expressly permitted in either Paragraph 3 (Executive Resignation) or this Paragraph 8, he will not comment in response to any inquiries from any third party (including (without limitation) media inquiries) regarding AMD affairs, and will refer all such inquiries to AMD. AMD understands and agrees that Executive will continue his professional career, that in doing so he will be attracting, representing, counseling and advising corporate, individual, educational and government clients in a wide variety of matters. In doing so, he will be drawing upon the education, knowledge, skill and experience acquired during his career, including his career at AMD (limited by and subject to Executive’s continuing confidentiality and nondisclosure obligations with respect to any non-public, privileged and/or attorney-work product information relating to AMD business or legal operations), in connection with the professional activities in which he will be engaged. He will also continue to speak professionally and publicly, as he has in the past, in a variety of professional, governmental and educational venues on a variety of topics, including (without limitation) competition policy and practice, intellectual property, mergers & acquisitions, corporate finance, litigation, regulatory affairs, joint ventures, organizational development, crisis management, corporate reputation and sustainability, and the principles of ethical leadership; and that in fashioning and delivering his remarks and teachings he will continue to draw upon the education, knowledge, skill and experience acquired during his career, including his career at AMD (limited by and subject to Executive’s continuing confidentiality and nondisclosure obligations with respect to any non-public, privileged and/or attorney-work product information relating to AMD business or legal operations). Finally, Executive plans to continue speaking publicly in churches and other faith focused venues on faith based leadership, and that he will continue to draw upon the education, knowledge, skill and experience acquired during his career, including his career at AMD (limited by and subject to Executive’s continuing confidentiality and nondisclosure obligations with respect to any non-public, privileged and/or attorney-work product information relating to AMD business or legal operations), in fashioning and delivering his remarks and teachings. Nothing in this Agreement (including this Paragraph 8) shall supersede nor relieve Executive of confidentiality and/or nondisclosure obligations stemming from any prior confidentiality agreement with AMD, at common law or pursuant to the attorney-client privilege or attorney work product doctrine. Executive further agrees to return all AMD business records and all documents relating to AMD’s business Executive received while in AMD’s employ, including email; to identify all other AMD property Executive has in Executive’s possession immediately; and to return such other property as requested by AMD. If Executive inadvertently does not return AMD documents or property that should have been returned earlier, he will return any such items immediately upon discovering it.

9. Nondisparagement Agreement / Confidentiality. Executive agrees not to make any statements that disparage the reputation of AMD, its products or employees, officers and/or directors, or engage in any activity that is detrimental to AMD. Executive further agrees that Executive will keep the terms, amount and facts of this Agreement completely confidential, and that Executive will not disclose any information concerning this Agreement to any person except that Executive may disclose this Agreement to Executive’s attorney or spouse, as necessary in connection with the preparation of tax returns or other financial planning, or as required by law or to a prospective employer. AMD agrees not to make any statements that disparage the reputation of Executive and will use commercially reasonable efforts to ensure that neither AMD officers nor directors disparage the reputation of Executive. AMD further agrees that AMD will keep the terms, amount and facts of this Agreement completely confidential, and that AMD will not disclose any information concerning this Agreement to any person except that AMD may disclose this Agreement as required by law.

10. Cooperation. For the duration of Executive’s employment and as reasonably requested by AMD after the Resignation Date, Executive agrees to assist AMD and its attorneys in any formal or informal legal matters in which Executive is named as a party or of which Executive has specific and relevant knowledge or documents, including (without limitation) any matters in which Executive is currently involved or any antitrust/anti-competitive practice trials, inquiries or proceedings (whether government, criminal or civil) anywhere in the world. AMD will use its best efforts to ensure that any assistance requested will be arranged so as not to interfere unreasonably with Executive’s other employment or Executive’s family commitments.

Executive understands that Executive will receive no additional compensation beyond the Performance Bonus in connection with either of the following: (i) Executive’s preparation for, reasonable assistance with or participation in any legally required process after the Resignation Date (including (without limitation) responding to any discovery request, deposition notice or subpoena for testimony); or (ii) Executive’s responses to questions asked through the end of 2012 by AMD’s General Counsel (and/or his/her delegate) regarding business and/or legal matters that occurred during Executive’s employment with AMD. For all other cooperation efforts, AMD will pay Executive based on an hourly rate subject to mutual negotiation. In all cases, Executive will be promptly and fully reimbursed for reasonable and approved out of pocket expenses (including travel and lodging) incurred in connection with such assistance.

If Executive is contacted by any party, potential party, attorney or other individual or entity in regard to any dispute, potential dispute, litigation or potential litigation matter relating to or involving AMD, Executive will first contact AMD before communicating with such person or persons, and will allow legal counsel of AMD’s choosing to participate in any such communication. If Executive receives notice that Executive is required to provide testimony or information in any context about AMD, or any of its customers, to any third party, Executive agrees to inform Beth Ozmun (beth.ozmun@amd.com) (or her designee/successor) in writing within 24 hours of receiving such notice. Executive, thereafter, agrees to cooperate with AMD and its attorneys in responding to (if necessary) such legal process. If Executive is required to provide testimony in any such context, Executive is, of course, expected to testify truthfully.

If, during the remainder of Executive’s employment with AMD or at any time after the Resignation Date, Executive is required to give testimony in any legal proceeding involving or relating to AMD, any of its customers, or Executive’s employment with AMD, AMD agrees to provide without expense to the Executive, and Executive agrees to retain, AMD’s outside counsel engaged in connection with the matter; provided, however, should there be an actual legal conflict of interest preventing such outside counsel from representing both AMD and Executive, then AMD shall provide Executive substitute counsel of AMD’s choosing at AMD’s expense.

11. Nonsolicitation / Competition. Executive agrees that for 12 months following the Resignation Date, Executive will not, directly or indirectly: (i) solicit the services of any AMD employee for another employer or enterprise, or otherwise induce or attempt to induce any AMD employee to terminate his/her employment with AMD; or (ii) solicit the business of any customer of AMD on behalf or for the benefit of any competitive enterprise, or otherwise engage in any competitive business activities.

12. No Admissions. Executive understands and agrees that this Agreement does not constitute an admission of any kind by either party.

13. Forfeiture / Liquidated Damages. Executive understands and agrees that if Executive materially violates this Agreement, Executive automatically forfeits the Performance Bonus in its entirety. If Executive materially violates this Agreement after Executive has received the Performance Bonus, Executive agrees that Executive will immediately return the full amount of the Performance Bonus to AMD as partial liquidated damages.

14. Release of Unknown Claims. Executive confirms that Executive has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive understands that Section 1542 gives Executive the right not to release existing claims of which Executive is not now aware, unless Executive voluntarily chooses to waive this right. With this knowledge, Executive nevertheless voluntarily waives the rights described in Section 1542 or any other statute of similar effect, and elects to assume all risks for claims that may now exist in Executive’s favor, whether known or unknown.

15. Taxes / Advisors. Executive shall be solely responsible for payment of any and all applicable income, employment, excise or other taxes related to payments under this Agreement. AMD may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable federal, state or local law or regulation. Executive represents and warrants to AMD that Executive has had the opportunity to obtain Executive’s own legal and tax counsel in connection with the negotiation and drafting of this Agreement and that Executive has not relied upon AMD, its officers, directors, employees, agents, including its counsel, for legal or tax advice.

16. Section 409A. To the extent applicable, this Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and it shall be interpreted in a manner that complies with such section to the fullest extent possible. AMD and Executive agree that AMD shall, with Executive’s written consent, have the power to adjust the timing or other details relating to the payments described in this Agreement if AMD determines that such adjustments are necessary in order to comply with or become exempt from the requirements of Section 409A. Executive further acknowledges his understanding that certain compensation he elected to defer into the DIA during his employment is subject to 409A and its rules regarding timing of payments. Except as specifically permitted by Section 409A, the benefits and reimbursements provided to Executive under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement in any other calendar year, and the right to such benefits, perquisites and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

17. Miscellaneous. Executive is entering into this Agreement freely and voluntarily and is satisfied that Executive has been given sufficient opportunity to consider it. Executive has carefully read and understands all of the provisions of this Agreement. Executive understands that this is the entire agreement between Executive and AMD with respect to this subject matter, and Executive represents that no other statements, promises or commitments of any kind, written or oral, have been made to Executive by AMD to cause Executive to agree to the terms of this Agreement. This Agreement may not be modified, except by written instrument signed by both parties. If any clause, provision or paragraph of this Agreement is found to be unenforceable, such clause, provision or paragraph shall be deemed severed from the Agreement and shall not affect the validity of the remaining provisions of the Agreement. In any legal proceeding brought to enforce any provision of this Agreement, the prevailing party will be entitled to recovery of costs and reasonable attorneys’ fees.

Accepted and agreed:

Thomas M. McCoy		Advanced Micro Devices, Inc.

Signature:	/s/ Thomas M. McCoy	Signature:	/s/ Derrick R. Meyer

Printed Name:	Thomas M. McCoy	By:	Derrick R. Meyer

Date:	6/29/2010	Title:	President & CEO

		Date:	6/29/2010

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